As filed with the Securities and Exchange Commission on October 5, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Penn Virginia Corporation

(Exact name of registrant as specified in its charter)

Virginia	23-1184320
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14701 St. Mary’s Lane, Suite 275

Houston, Texas 77079

(713) 722-6500

(Address of Principal Executive Offices, including zip code and telephone number)

PENN VIRGINIA CORPORATION 2016 MANAGEMENT INCENTIVE PLAN

(Full title of the plan)

Katherine J. Ryan

14701 St. Mary’s Lane, Suite 275

Houston, Texas 77079

(713) 722-6500

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Hillary Holmes

Baker Botts L.L.P.

910 Louisiana

Houston, Texas 77002

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock par value $0.01 under the Penn Virginia Corporation 2016 Management Incentive Plan	749,600 shares	$9.41	$7,053,736	$817.53

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock as may become issuable pursuant to the adjustment provisions of the Penn Virginia Corporation 2016 Management Incentive Plan (the “2016 Plan”), including stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act, as amended, and based on the value attributed to the common stock in connection the Registrant’s emergence from bankruptcy pursuant to the Second Amended Joint Chapter 11 Plan of Reorganization of Penn Virginia Corporation and its Debtor Affiliates (the “Plan of Reorganization”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Penn Virginia Corporation, a Virginia corporation (the “Company”), will provide free of charge all participants in the 2016 Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with the rules and regulations of the Commission, the Company has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Unless otherwise noted or suggested by context, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the effective date of the Plan of Reorganization (the “Effective Date”), as contained or incorporated by reference herein, reflect the actual historical consolidated results of operations and financial condition of the Company for the periods presented and do not give effect to the Plan of Reorganization or any of the transactions contemplated thereby, including the adoption of “fresh-start” accounting. Accordingly, such financial information may not be representative of the Company’s performance or financial condition after the Effective Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise noted or suggested by the context, all other information contained herein relates to the Company following the Effective Date.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Company with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed on March 15, 2016;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2016, as filed on April 29, 2016 and ended June 30, 2016, as filed on July 29, 2016; and

(c)	The Company’s Current Reports on Form 8-K filed on January 11, 2016, January 14, 2016, May 12, 2016, May 13, 2016, August 10, 2016, August 17, 2016, September 15, 2016 (two reports), October 4, 2016 and October 5, 2016.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

On August 11, 2016, the United States Bankruptcy Court for the Eastern District of Virginia confirmed the Company’s Plan of Reorganization, which was corrected on August 16, 2016.

This registration statement registers for issuance, under the Penn Virginia Corporation 2016 Management Incentive Plan, common stock of the Company, par value $0.01 per share (the “New Common Stock”), authorized under the Second Amended and Restated Articles of Incorporation of the Company (the “Articles”).

The following description of the New Common Stock and certain provisions of the Articles and the Company’s Second Amended and Restated Bylaws (the “Bylaws”) is a summary and is qualified in its entirety by the Articles and the Bylaws, which are filed as Exhibits 4.1 and 4.2 hereto, respectively, and are incorporated by reference.

Pursuant to the Articles, the authorized capital stock of the Company consists of: (1) 45,000,000 shares of New Common Stock, par value $0.01 per share and (2) 5,000,000 shares of preferred shares, par value $0.01 per share (the “Preferred Stock”).

Articles and Bylaws

General. The Company is authorized to issue the total number of shares of New Common Stock and Preferred Stock set forth above. Each series of Preferred Stock shall have such rights, preferences and limitations as authorized in the Articles and as determined by resolutions adopted by the Board of Directors of the Company (the “Board”). The rights of holders of the New Common Stock shall be subject to the rights of holders of any series of Preferred Stock that may be issued from time to time, including liquidation rights, special voting rights and preferences with respect to payment of dividends. The holders of a majority of the shares of New Common Stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum for the transaction of business at all meetings of the stockholders.

Dividends. Subject to applicable law and to the designated preferential rights of any outstanding series of Preferred Stock that the Board may cause to be issued, from time to time, the holders of New Common Stock will be entitled to dividends as may be declared from time to time by the Board.

Voting Rights. Each share of New Common Stock entitles the holder thereof to one vote on all matters, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board with respect to any series of Preferred Stock, the holders of the shares of New Common Stock will possess all voting power. Generally, matters to be voted on by the stockholders must be approved by a majority of the voting power of the shares of New Common Stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter, subject to state law and any voting rights granted to any of the holders of Preferred Stock.

Directors. Holders of New Common Stock do not have cumulative voting rights with respect to the election of directors. A nominee for director shall be elected to the Board if the nominee receives a plurality of the votes cast. The Articles provide for certain limitations on the voting rights of holders of New Common Stock with respect to amendments to the Articles that affect the terms of outstanding Preferred Stock.

The number of directors shall be no fewer than one and not more than 15, as set by the Board.

Preferred Stock. As of the date hereof, no shares of Preferred Stock are outstanding. The Articles provide that the Board may issue Preferred Stock in one or more series from time to time at its option for such consideration and pursuant to such terms and conditions as it may decide. The Board will determine the designations, powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock and may, at its option, divide the Preferred Stock into series and determine variations, if any, between any series so established. The holders of Preferred Stock may be entitled to preferences over holders of New Common Stock with respect to dividends, liquidation, dissolution or winding-up of the Company in such amounts as are established by the resolutions of the Board approving the issuance of such shares.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without action by the holders of New Common Stock and may adversely affect voting and other rights of holders of New Common Stock. In addition, issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock.

Liquidation Rights. If the Company is liquidated (either partially or completely), dissolved or wound up, whether voluntarily or involuntarily, the holders of New Common Stock shall be entitled to share ratably in the Company’s remaining assets after payment of all liquidation preferences, if any, applicable to any outstanding Preferred Stock.

Drag-Along Rights. The Articles provide that prior to the listing of the New Common Stock on a national securities exchange in the United States (a “Public Listing”), when a holder or group of holders (the “Approving Shareholders”) propose to sell or otherwise dispose of more than fifty percent (50%) of the New Common Stock to a third party, each holder of New Common Stock who is not an Approving Shareholder must vote in favor of, consent to and raise no objections to the proposed sale.

Tag-Along Rights. The Articles provide that prior to a Public Listing, a holder or group of holders (the “Prospective Selling Shareholders”) who propose to sell or otherwise dispose of twenty-five percent (25%) or more of the New Common Stock to a third party (other than in connection with an underwritten initial public offering that results in either: (1) aggregate cash proceeds over $75 million dollars or (2) at least twenty percent (20%) of the outstanding New Common Stock being issued and sold to the public) must allow holders of New Common stock who are not Prospective Selling Shareholders to participate in the proposed sale.

Other. Holders of New Common Stock do not have preemptive rights under the Articles or Bylaws. However, holders of New Common Stock that are parties to the Shareholders Agreement by and among the Company and the Shareholders (as defined therein) dated September 12, 2016 will have preemptive rights provided they hold at least 0.5% of the outstanding New Common Stock. There are no subscription, redemption, conversion or sinking fund provisions with respect to the New Common Stock.

Pursuant to section 1123(a)(6) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), the Company is prohibited from issuing any non-voting equity securities for so long as section 1123 of the Bankruptcy Code is in effect and applicable to the Company. This restriction on the issuance of non-voting equity securities is included in the Articles.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “VSCA”) permits the Company to indemnify its directors and officers in connection with certain actions, suits and proceedings brought against them if they acted in good faith and believed their conduct to be in the best interests of the Company and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The VSCA requires such indemnification when a director or officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the Company, and further provides that the Company may make any other or further indemnity (including indemnity with respect to a proceeding by or in the right of the Company), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or stockholder-adopted bylaws, except an indemnity against willful misconduct or a knowing violation of criminal law. The Articles provide that a director or officer or former director or officer of the Company shall be indemnified to the fullest extent permitted by the VSCA as currently in effect or as later amended in connection with any action, suit or proceeding (including a proceeding by or in the right of the Company) because such individual is or was a director or officer of the Company, or because such individual is or was serving the Company or any other legal entity in any capacity at the request of the Company.

The VSCA establishes a statutory limit on liability of directors and officers and directors of the Company for damages assessed against them in a suit brought by or in the right of the Company or brought by or on behalf of stockholders of the Company and authorizes the Company, with stockholder approval, to specify a lower monetary limit on liability in the Articles or Bylaws; however, the liability of a director or officer shall not be limited if such director or officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. The Articles provide for the limitation or elimination of the liability of an director or officer or former director or officer of the Company for monetary damages to the Company or its stockholders, to the fullest extent permitted by the VSCA as currently in effect or as later amended.

The Company carries insurance on behalf of its directors and officers.

The Company has entered into an indemnity agreement with each of the members of its Board of Directors. The agreement provides for the mandatory advancement and reimbursement of reasonable expenses (subject to limited exceptions) incurred by members of the Board of Directors in various legal proceedings in which they may be involved by reason of their service as directors, as permitted by Virginia law and the Articles.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1	Second Amended and Restated Articles of Incorporation of Penn Virginia Corporation (1)

4.2	Second Amended and Restated Bylaws of Penn Virginia Corporation (2)

4.3	Shareholders Agreement by and among Penn Virginia Corporation and the Shareholders (as defined therein) dated September 12, 2016 (3)

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered (filed herewith)

23.1	Consent of KPMG LLP (filed herewith)

23.2	Consent of DeGolyer and MacNaughton, Inc. (filed herewith)

23.3	Consent of Hunton & Williams LLP (contained in Exhibit 5.1 hereto)

24.1	Powers of Attorney (included on the signature page hereof)

99.1	Penn Virginia Corporation 2016 Management Incentive Plan (filed herewith)

(1)	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on September 15, 2016.
(2)	Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on September 15, 2016.

(3)	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on September 15, 2016.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on October 5, 2016.

PENN VIRGINIA CORPORATION

By:	/s/ John A. Brooks
Name: John A. Brooks
Title: Interim Principal Executive Officer, Executive Vice President and Chief Operating Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Steven A. Hartman and Katherine J. Ryan, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ John A. Brooks John A. Brooks	Interim Principal Executive Officer, Executive Vice President and Chief Operating Officer	October 5, 2016

/s/ Steven A. Hartman Steven A. Hartman	Chief Financial Officer	October 5, 2016

/s/ Tammy Hinkle Tammy Hinkle	Vice President and Controller	October 5, 2016

/s/ Harry Quarls Harry Quarls	Chairman of the Board of Directors	October 5, 2016

/s/ Darin G. Holderness Darin G. Holderness	Director	October 5, 2016

/s/ Marc McCarthy Marc McCarthy	Director	October 5, 2016

EXHIBIT INDEX

Exhibit Number	Description

4.1	Second Amended and Restated Articles of Incorporation of Penn Virginia Corporation (1)

4.2	Second Amended and Restated Bylaws of Penn Virginia Corporation (2)

4.3	Shareholders Agreement by and among Penn Virginia Corporation and the Shareholders (as defined therein) dated September 12, 2016 (3)

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered (filed herewith)

23.1	Consent of KPMG LLP (filed herewith)

23.2	Consent of DeGolyer and MacNaughton, Inc. (filed herewith)

23.3	Consent of Hunton & Williams LLP (contained in Exhibit 5.1 hereto)

24.1	Powers of Attorney (included on the signature page hereof)

99.1	Penn Virginia Corporation 2016 Management Incentive Plan (filed herewith)

(1)	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on September 15, 2016.
(2)	Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed on September 15, 2016.
(3)	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed on September 15, 2016.